Exhibit 99.1

Edison Nation, Inc. Reports Second Quarter 2019 Financial Results

Revenue and Gross Profit for the Second Quarter of 2019 Increased 36.0% and 61.8%, respectively; Driven by Successful Product Launches and Efficiencies Across Platform

PHILLIPSBURG, NJ / ACCESSWIRE / August 15, 2019 / Edison Nation, Inc. (EDNT), an inventor ecosystem driving IP, media and innovative consumer products, today reported its financial results for the second quarter ended June 30, 2019.

"During the first half of 2019, EDNT achieved significant revenue growth of 49.7%, to $11.7 million, for the six months ended June 30, 2019, driven by the continued success of our IP and the scale of our consumer brands ,” said Chris Ferguson, Chief Executive Officer of Edison Nation. "The company continues to aggressively source innovative ideas via our proprietary Edison Nation Innovation Platform, which selects the ‘best-of-the-best' inventions utilizing proprietary algorithms, and brings them to market quickly. EDNT’s intellectual property, media, and consumer product launch engine will continue to drive growth in 2019 and beyond. Simultaneously, we are leveraging our combined platform to achieve significant operational and cost efficiencies”.

Financial Results for the Three Months Ended June 30, 2019

For the three months ended June 30, 2019, revenue increased 36.0% to $5.97 million, compared to $4.39 million in the same period in 2018. The increase in revenue was primarily attributed to successful product launches and scaling of EDNT’s acquired brands throughout 2018.

Gross profit increased 61.8% to $2.04 million in the second quarter of 2019, compared to $1.26 million in the second quarter of 2018. Gross profit margin was 34.2% in the second quarter of 2019, compared to 28.8%, in the same period in 2018. The increase is primarily a result of a favorable product mix of goods sold to customers.

Operating expenses were $3.4 million in the second quarter of 2019, compared to $1.7 million in the same period in 2018. The increase was primarily attributable to operating expenses incurred related to EDNT’s acquisition of Edison Nation Holdings, LLC and the transactions between EDNT’s subsidiaries, CBAV1, LLC and Cloud B, Inc.

Adjusted EBITDA, a non-GAAP measure, totaled $0.01 million in the second quarter of 2019, compared to $0.2 million in the second quarter of 2018. The Company, having concluded the acquisition of Edison Nation LLC in 2018, anticipates a reduction of expenses as we continue to integrate the Company’s activities across the organization. See below under the heading, "Use of Non-GAAP Financial Information" for a discussion of Adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles ("GAAP").

Net loss in the second quarter of 2019 was $1.8 million, or ($0.30) per basic and diluted share, compared to a net loss of $0.7 million, or ($0.18) per basic and diluted share in the same period in 2018.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (loss) income	$(1,775,065)	$(726,661)	$(3,153,462)	$(2,303,966)

Interest expense, net	401,170	277,602	525,864	365,137
Income tax expense	51,005	79,300	74,200	144,373
Depreciation and amortization	332,187	39,631	633,570	79,262
EBITDA	(990,703)	(330,128)	(1,919,828)	(1,715,194)
Stock-based compensation	346,071	306,000	708,490	2,027,250
Restructuring and severance costs	134,597	18,000	170,982	18,000
Transaction and acquisition costs	-	150,702	223,538	150,702
Other non-recurring costs	519,191	63,386	623,365	63,386
Adjusted EBITDA	$9,156	$207,960	$(193,453)	$544,144

At June 30, 2019, we had total current assets of approximately $6.7 million and current liabilities of approximately $12.4 million resulting in negative working capital of approximately $5.7 million. The negative working capital includes approximately $3.8 million related to unsecured trade payables in our Cloud B acquisition. In addition, our outstanding balances under notes payable includes $0.9 million related to Cloud B, Inc. CBAV1, LLC owns the senior secured position on the promissory note to Cloud B, Inc. in the amount of $2.3 million. In February 2019, CBAV1, LLC, pursuant to an Article 9 foreclosure action, perfected its secured UCC interest in all the assets of Cloud B, Inc. to partially satisfy the outstanding balance on the note and thereby making any payments of such Cloud B trade payables and notes unlikely in the future. In addition, S.R.M Entertainment Limited, a wholly-owned subsidiary of Edison Nation, Inc., was an unsecured creditor in the amount of approximately $1.7 million which is not included in the $3.8 million but at this time remains unpaid. The total liabilities of approximately $6.4 million, of which $1.7 million has been eliminated in consolidation, are not expected to be satisfied due to the foreclosure. Prepaid and other assets increased $0.3 million to $0.9 million. A substantial amount of the increase in prepaid expenses and other current assets was for investment in new tooling placed with new suppliers of the Company's products to optimize and diversify manufacturing partners. Inventory increased $0.3 million, primarily due to the Company's recently launched "911 Help Now" product. Accounts receivable increased by $1.2 million. Cash and cash equivalents, as of June 30, 2019, totaled $1.4 million, as compared to $2.1 million at December 31, 2018. The decrease in cash is reflective of daily working capital fluctuations and the Company's investments in the working capital of companies acquired in 2018. The cash balance at the end of the first quarter of 2019 was $0.7 million as compared to $1.4 million at the end of the second quarter of 2019 which reflects an increase of $0.7 million.

Recent Operational Highlights:

•	Edison’s Innovation Platform sources product ideas from an organically grown community of 200,000+. Coming December 2019, a mobile application will serve to facilitate further platform engagement.

•	Announced the return of Emmy award-winning TV show, "Everyday Edison’s" with a February 11, 2020 premier – Thomas Edison’s birthday - on a leading SVOD. This show is an inspirational reality TV series produced under license by Edison Nation, which chronicles the stories of first-time inventors as they launch their unique products into the marketplace in conjunction with the Edison Nation Online Innovation Platform. “Everyday Edisons” is produced by six-time Emmy Award winning producer Michael Cable.
•	Developed the Edison Academy, inventor centric master classes, teaching the fundamentals of product development and inventing. The Academy serves as a resource to provide ongoing value to the organically grown Edison community of 200,000+, while captivating prospective inventors previously disengaged from Edison Nation. This initiative creates revenue opportunities in the form of recurring monthly and annual subscription fees.
•	Appointed Toper Taylor, a leading entrepreneur and pioneer in the kids and family entertainment and consumer products industries, to its Board of Directors. Taylor has previously served as president of Nelvana, Cookie Jar, and Network of One. Edison Nation is excited to welcome Mr. Taylor to the Board at a vital time as they seek to expand their media related activities.
•	Launched exclusive new products for its theme park and entertainment customers, including Disney Parks and Resorts and Universal Studios including; Avatar Light Up Wood Sprite and Star Wars Baton and Shield Set for Disney Parks and Resorts; A Monsters Inc. interactive flashlight for Tokyo Disney; and a Jimmy Fallon microphone for Universal Resorts.
•	Licensed Ezy Dose Medi-Spout pill assist cap to Apothecary Products, a global leader in consumer wellness products. It is the second product licensed by Apothecary Products from Edison Nation’s innovator community in what is an enhanced effort to license Edison community ideas to established brand partners.
•	Expanded their Online Innovation Platform with the “Edison’s Design Challenge” that will encourage members of the innovation community to contribute to the design and innovation of products already in Edison Nation’s product launch pipeline.
•	Expanded the Edison Online Innovation Platform with its Entrepreneur Partnership. The Entrepreneur Partnership is an opportunity for brands to further leverage Edison Nation’s inventor community and proprietary range of services to launch new products or scale additional product line.

About Edison Nation, Inc.

Edison Nation, Inc. (EDNT), an inventor ecosystem driving IP, media and innovative consumer products. Edison offers innovation sourcing, design, sales, fulfillment and shipping services. Edison Nation's model is to source innovative ideas for internal launch or license to brand partners. Throughout 2019 and beyond, Edison Nation looks to establish prominence in the media space through its television show “Everyday Edisons” and additional properties such as Edison Academy. For more information, please visit www.edisonnation.com.

Use of Non-GAAP Financial Information

EBITDA and Adjusted EBITDA is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization and stock-based compensation) and (ii) expenses that are not reflective of the Company's core operating results over time (such as restructuring costs, litigation or dispute settlement charges or gains, and transaction-related costs), this measure provides investors with additional useful information to measure the Company's financial performance, particularly with respect to changes in performance from period to period. Edison Nation management uses EBITDA and Adjusted EBITDA (a) as a measure of operating performance; (b) for planning and forecasting in future periods; and (c) in communications with the Company's Board of Directors concerning Edison Nation's financial performance. The Company's presentation of EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation and should not be used by investors as a substitute or alternative to net income or any measure of financial performance calculated and presented in accordance with U.S. GAAP. Instead, management believes EBITDA and Adjusted EBITDA should be used to supplement the Company's financial measures derived in accordance with U.S. GAAP to provide a more complete understanding of the trends affecting the business.

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations and plans, including assumptions underlying such statements, are forward-looking statements, and should not be relied upon as representing the Company's views as of any subsequent date. Such forward-looking statements are based on information available to the Company as of the date of this release and involve a number of risks and uncertainties, some beyond the Company's control, that could cause actual results to differ materially from those anticipated by these forward-looking statements, including consumer, regulatory and other factors affecting demand for the Company's products, any difficulty in marketing the Company's products in global markets, competition in the market for consumer products and inability to raise capital to fund operations and service the Company's debt. Additional information that could lead to material changes in the Company's performance is contained in its filings with the SEC. The Company is under no obligation to, and expressly disclaims any responsibility to, update or alter forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2019 (Unaudited)	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$1,425,059	$2,052,731
Accounts receivable, net	3,092,506	1,877,351
Inventory	1,260,251	923,707
Prepaid expenses and other current assets	890,463	611,695
Income tax receivable	31,563	-
Total current assets	6,699,842	5,465,484
Property and equipment, net	1,011,183	998,863
Right of use assets – operating leases, net	802,223	-
Intangible assets, net	12,148,611	12,687,731
Goodwill	9,736,510	9,736,510
Total assets	$30,398,369	$28,888,588

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,710,411	$5,519,159
Accrued expenses and other current liabilities	1,787,949	1,135,551
Deferred revenues	175,956	175,956
Current portion of operating lease liabilities	199,690	-
Income tax payable	-	129,511
Line of credit, net of debt issuance costs of $23,359 and $31,145, respectively	748,048	531,804
Current portion of convertible notes payable, net of debt issuance costs of $192,607 and $0, respectively	918,504	-
Current portion of notes payable, net of debt issuance costs of $74,667 and $0, respectively	789,214	313,572
Current portion of notes payable – related parties	1,016,917	932,701
Due to related party	75,082	140,682
Total current liabilities	12,421,771	8,878,936
Contingent consideration	520,000	520,000
Operating lease liabilities, net of current portion	613,809	-
Convertible notes payable – related parties, net of debt discount of $416,667 and $466,667 related to the conversion feature, respectively	1,011,494	961,494
Notes payable, net of current portion	49,669	56,688
Notes payable – related parties, net of current portion	2,406,277	2,531,490
Deferred tax liability	341	341
Total liabilities	17,023,361	12,948,949
Commitments and contingencies (Note 8)

Stockholders' equity
Common stock, $0.001 par value, 250,000,000 shares authorized; 5,737,830 and 5,654,830 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	5,738	5,655
Additional paid-in-capital	21,136,912	20,548,164
Accumulated deficit	(8,736,463)	(5,565,756)
Total stockholders’ equity attributable to Edison Nation, Inc.	12,406,187	14,988,063
Noncontrolling interests	968,821	951,576
Total stockholders’ equity	13,375,008	15,939,639
Total liabilities and stockholders’ equity	$30,398,369	$28,888,588

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Revenues, net	$5,968,255	$4,387,197	$11,706,789	$7,818,527
Cost of revenues	3,924,252	3,124,221	7,869,810	5,453,215
Gross profit	2,044,003	1,262,976	3,836,979	2,365,312

Operating expenses:
Selling, general and administrative	3,392,596	1,658,438	6,441,784	4,211,175
Operating loss	(1,348,593)	(395,462)	(2,604,805)	(1,845,863)

Other (expense) income:
Rental income	25,703	25,703	51,407	51,407
Interest expense	(401,170)	(277,602)	(525,864)	(365,137)
Total other (expense) income	(375,467)	(251,899)	(474,457)	(313,730)
Loss before income taxes	(1,724,060)	(647,361)	(3,079,262)	(2,159,593)
Income tax expense	51,005	79,300	74,200	144,373
Net loss	$(1,775,065)	$(726,661)	$(3,153,462)	$(2,303,966)
Net (loss) income attributable to noncontrolling interests	(39,648)	-	17,245	-
Net loss attributable to Edison Nation, Inc.	$(1,735,417)	$(726,661)	$(3,170,707)	$(2,303,966)
Net loss per share
- basic and diluted	$(0.30)	$(0.18)	$(0.55)	$(0.66)
Weighted average number of common shares outstanding – basic and diluted	5,702,693	3,932,084	5,682,150	3,468,617

Edison Nation, Inc. (formerly known as Xspand Products Lab, Inc.) and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2019	2018
Cash Flow from Operating Activities
Net loss attributable to Edison Nation, Inc.	$(3,170,707)	$(2,303,966)
Net income attributable to noncontrolling interests	17,245	-
Net loss	(3,153,462)	(2,303,966)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	633,570	79,262
Amortization of financing costs	391,223	266,944
Stock-based compensation	708,490	2,027,250
Amortization of right of use asset	155,408	-
Changes in assets and liabilities:
Accounts receivable	(1,215,155)	(224,266)
Inventory	(336,544)	12,431
Prepaid expenses and other current assets	(561,331)	(1,118,270)
Accounts payable	1,191,252	148,709
Accrued expenses and other current liabilities	480,928	248,473
Repayment of operating lease liabilities	(144,132)	-
Due from related party	(65,600)	(416,062)
Net cash used in operating activities	(1,915,353)	(1,279,495)

Cash Flows from Investing Activities
Purchases of property and equipment	(106,770)	(27,462)
Purchase of loan held for investment	-	(500,000)
Net cash used in investing activities	(106,770)	(527,462)

Cash Flows from Financing Activities
Borrowings under lines of credit	240,000	-
Borrowings under convertible notes payable	1,111,111	-
Borrowings under notes payable	1,110,000	645,000
Repayments under lines of credit	(31,542)	-
Repayments under notes payable	(566,710)	(645,000)
Repayments under notes payable – related parties	(40,997)	(78,593)
Net proceeds from sale of common stock	-	5,358,570
Fees paid for financing costs	(427,411)	(99,444)
Net cash provided by financing activities	1,394,451	5,180,533
Net (decrease) increase in cash and cash equivalents	(627,672)	3,373,576
Cash and cash equivalents - beginning of period	2,052,731	557,268
Cash and cash equivalents - end of period	$1,425,059	3,930,844

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest	$74,908	$34,757
Income taxes	$-	$-
Noncash investing and financing activity:
Shares issued to note holders	$173,300	$67,500